Exhibit 5.4

March 7, 2012

CoreLogic, Inc.

4 First American Way

Santa Ana, California 92707

Re:	Multifamily Community Insurance Agency, LLC, a Maryland limited liability company (the “Company”) — Offer by CoreLogic, Inc., a Delaware corporation of which the Company is a subsidiary (“CoreLogic”), to exchange up to $400,000,000 aggregate principal amount of CoreLogic’s 7.25% Senior Notes due 2021 guaranteed by the Company and certain other subsidiaries of CoreLogic (the “Exchange Notes”) and registered under the Securities Act of 1933, as amended (the “Act”), pursuant to a Registration Statement on Form S-4 (the “Registration Statement”), for an equal aggregate principal amount of CoreLogic’s outstanding 7.25% Senior Notes due 2021 guaranteed by the Company and certain other subsidiaries of CoreLogic (the “Initial Notes”)

Ladies and Gentlemen:

We have acted as Maryland limited liability company counsel to the Company in connection with the registration under the Act of the Exchange Notes and the guarantees of the Exchange Notes by the Company and certain other subsidiaries of CoreLogic, pursuant to the Registration Statement filed or to be filed with the Securities and Exchange Commission (the “Commission”) by CoreLogic and such guarantors on or about the date hereof. We understand that the Initial Notes were issued by CoreLogic to certain initial purchasers pursuant to the Indenture (as defined herein) on May 20, 2011. You have requested our opinion with respect to the matters set forth below.

In our capacity as Maryland limited liability company counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

Atlanta | Baltimore | Bethesda | Denver | Las Vegas | Los Angeles | New Jersey | Philadelphia | Phoenix | Salt Lake City | San Diego | Washington, DC | Wilmington

BALLARD SPAHR LLP

CoreLogic, Inc.

March 7, 2012

(i)	the Articles of Organization of the Company filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on December 12, 2011 (the “Articles of Organization”), and the Articles of Merger of the Company and Multifamily Community Insurance Agency, Inc., a Maryland corporation (the “Corporation”), filed with the Department on December 27, 2011 (the “Articles of Merger”);

(ii)	the Limited Liability Company Agreement of the Company, adopted as of January 1, 2012 (the “Operating Agreement”);

(iii)	the corporate charter of the Corporation consisting of Articles of Incorporation filed with the Department on October 29, 2001 (the “Articles of Incorporation”) and the Articles of Merger;

(iv)	the bylaws of the Corporation, dated as of October 29, 2001 (the “Bylaws”);

(v)	the Action by Unanimous Written Consent of the Board of Directors of the Corporation, dated as of April 26, 2011 (the “Directors’ Resolutions”);

(vi)	the Agreement and Plan of Merger, effective as of December 31, 2011, by and between the Company and the Corporation, as attached to the Articles of Merger (the “Merger Agreement”);

(vii)	the Registration Rights Agreement, dated as of May 20, 2011, by and among CoreLogic, the Corporation, the other guarantors party thereto and the initial purchasers named therein (the “Registration Rights Agreement”);

(viii)	the Senior Notes Indenture, dated as of May 20, 2011 (the “Indenture”), by and among CoreLogic, the Corporation, the other guarantors party thereto and Wilmington Trust, National Association, as successor by merger to Wilmington Trust FSB, as trustee (the “Trustee”);

(ix)	the Registration Statement and the related prospectus included therein, in substantially the form filed or to be filed with the Commission pursuant to the Act;

(x)	a certificate of Stergios Theologides, the Secretary of the Company, dated as of a recent date (the “Officer’s Certificate”), to the effect that,

BALLARD SPAHR LLP

CoreLogic, Inc.

March 7, 2012

among other things, the Articles of Organization, the Articles of Merger, the Operating Agreement, the Articles of Incorporation, the Bylaws and the Directors’ Resolutions are true, correct and complete and that the Articles of Organization, the Articles of Merger, the Operating Agreement and the Directors’ Resolutions have not been rescinded or modified and are in full force and effect on the date of the Officer’s Certificate, and certifying as to the manner of adoption or approval of the Directors’ Resolutions, the approval of the form, terms and conditions of the Initial Notes and the Exchange Notes, and the form, approval, execution and delivery of the Merger Agreement, the Registration Rights Agreement and the Indenture;

(xi)	a status certificate of the Department, dated as of a recent date, to the effect that the Company is in good standing with the Department; and

(xii)	such other laws, records, documents, certificates, opinions and instruments as we have deemed necessary to render this opinion, subject to the limitations, assumptions and qualifications noted below.

In reaching the opinions set forth below, we have assumed the following:

(a)	each person executing any instrument, document or agreement on behalf of any party (other than the Company and the Corporation) is duly authorized to do so;

(b)	each natural person executing any instrument, document or agreement is legally competent to do so;

(c)	each of the parties thereto (other than the Company and the Corporation) has duly and validly authorized, executed and delivered the Indenture and the Registration Rights Agreement and each other instrument, document and agreement in connection with the transactions contemplated thereby to which such party is a signatory, and such party’s obligations set forth therein are its legal, valid and binding obligations, enforceable in accordance with their respective terms;

(d)	all Documents submitted to us as originals are authentic; the form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; all Documents submitted to us as certified or photostatic copies conform to the original documents; all signatures on all Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true

BALLARD SPAHR LLP

CoreLogic, Inc.

March 7, 2012

and complete; all representations and warranties contained in the Documents (other than representations and warranties of the Company and the Corporation as to legal matters on which opinions are rendered herein) are true and complete; there has been no modification of, or amendment to, any of the Documents; and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

(e)	all certificates submitted to us, including but not limited to the Officer’s Certificate, are true, correct and complete both when made and as of the date hereof;

(f)	the actions documented by the Directors’ Resolutions were taken by the unanimous written consent of all incumbent members of the board of directors of the Corporation in accordance with the charter and bylaws of the Corporation;

(g)	the execution and delivery of the Merger Agreement, and the merger contemplated thereby, were duly authorized by all necessary corporate action on the part of the Corporation, and such merger has become effective as set forth in the Articles of Merger;

(h)	the consummation of the transactions contemplated by the Registration Statement will result in receipt by the Company of good and valuable consideration;

(i)	in no event will the aggregate principal amount of any Exchange Notes, or the aggregate principal amount of the Initial Notes, exceed $400,000,000;

(j)	the Exchange Notes will be issued, if at all, in book entry form, represented by one or more global certificates of CoreLogic, in the aggregate principal amount of $400,000,000, substantially in the form contemplated by the Indenture and containing terms and conditions substantially identical to the terms and conditions of the Initial Notes, registered in the name of the Depository Trust Company or its nominee Cede & Co. (the “Global Notes”), and will be authenticated by the Trustee in accordance with and subject to the terms of the Indenture prior to the issuance of such Exchange Notes, and the execution and delivery of the Global Notes, by CoreLogic; and

(k)	the Indenture will remain in full force and effect for so long as any Exchange Notes are outstanding.

BALLARD SPAHR LLP

CoreLogic, Inc.

March 7, 2012

Based on the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

1.	The Company is a limited liability company validly existing and in good standing under the laws of the State of Maryland.

2.	The Company has the limited liability company power to create the obligation evidenced by its guarantee of the Exchange Notes pursuant to the Indenture.

3.	The guarantee by the Company of the Exchange Notes pursuant to the Indenture has been duly authorized by all necessary limited liability company action on the part of the Company.

4.	The Indenture has been duly executed and delivered by the Corporation.

The foregoing opinion is limited to the Maryland Limited Liability Company Act and the corporation laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to your filing this opinion as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Exchange Notes. We also consent to the identification of our firm as Maryland counsel to the Company in the section of the Registration Statement entitled “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

        /s/ Ballard Spahr LLP